EXTENSION OF PURCHASE OPTION AGREEMENT

WHEREAS, Harry Bygdnes (the “Seller”) and Lauren Notar (the “Purchaser”) are parties to a Purchase Option Agreement (the “Agreement”) dated November 6, 2009; and

WHEREAS, Section 1.2 of the Agreement requires Purchaser to exercise her option to purchase shares of common stock of Source Gold Corp., a Nevada corporation, from Seller on or before May 1, 2011 (the “Option Termination Date”); and

WHERAS, Purchaser and Seller desire to extend the Option Termination Date by one (1) additional year,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       The Option Termination Date as defined in the Agreement is hereby extended to May 1, 2012.

2.       All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Extension of Purchase Option Agreement effective as of April 30, 2011.

“Seller” /s/ Harry Bygdnes Harry Bygdnes	“Purchaser” /s/ Lauren Notar Lauren Notar